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FREE TRANSLATION
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                             DELTA GALIL INDUSTRIES



Tel Aviv, December 16, 2003


Israel Securities Authority
Jerusalem
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Ladies and Gentlemen:



Re: DELTA GALIL INDUSTRIES LTD. (THE "COMPANY") IMMEDIATE REPORT
                          COMPANY SHAREHOLDERS MEETING


Notice is hereby given that at the Company's Shareholders Meeting Mr. Amnon Neubach was unanimously elected as an external director of the Company.



Very truly yours,


Miki Laxer
Deputy Controller
Delta Galil Industries Ltd.
No. 520025602